UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 23, 2026

BIOATLA, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39787	85-1922320
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11085 Torreyana Road
San Diego, California		92121
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 858 558-0708

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	BCAB	OTCQB Venture Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)

Dr. Sievers’ Resignation and Consulting Agreement

On September 25, 2026, Dr. Eric Sievers resigned from his position as the Company’s Chief Medical Officer to pursue interests outside of the Company. Dr. Sievers will continue as a consultant to the Company, subject to the terms of a consulting agreement dated September 25, 2026 (the “Consulting Agreement”) entered into between the Company and Dr. Sievers.

Pursuant to the terms of the Consulting Agreement, in exchange for performing a number of hours of consulting services reasonably requested by the Company through December 31, 2026, Dr. Sievers is eligible to receive a one-time payment of $159,000, contingent upon the Company’s achievement of certain capital raising milestones by December 31, 2026. For the period after January 1, 2027 to June 30, 2027, Dr. Sievers shall be paid at an hourly rate proportional to his base salary as of his separation date. The term of the Consulting Agreement will expire on June 30, 2027, unless mutually extended by the parties.

The foregoing description of the Consulting Agreement does not purport to be complete and is qualified in its entirety by reference to the Consulting Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

(e)

Mr. Vasquez Retention Bonus

As previously disclosed, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of BioAtla, Inc. (the “Company”) approved a retention bonus program for certain Company employees in lieu of an annual bonus plan for the first eight months of the year, including Christian Vasquez, the Company’s Chief Financial Officer, which provided for two separate cash payouts contingent upon the achievement of (i) certain financial and capital raising milestones by May 31, 2026 (“Milestone #1”) and (ii) certain financial and capital raising milestones by August 31, 2026 (“Milestone #2”). Neither Milestone #1 nor Milestone #2 was completed.

In view of the ongoing strategic process, on September 24, 2026, the Board approved a partial reinstatement of the retention bonus program for Mr. Vasquez which provides for a cash payout contingent upon the achievement of Milestone #2 by December 31, 2026. Milestone #1 was not reinstated.

Mr. Vasquez’s target retention bonus amount for Milestone #2 is $148,888, representing 40% of Mr. Vasquez’s annual base salary. The payout for Milestone #2 is subject to a sliding scale. If Milestone #2 is exceeded by up to 20%, the payout is increased proportionally, up to a maximum of 120% of the target amount. If achievement of Milestone #2 is missed by up to 20%, the payout is reduced proportionally to a minimum of 80% of the target amount. If achievement of Milestone #2 is missed by more than 20%, no payout is earned for that milestone. Any bonus earned in connection with Milestone #2 is payable by January 31, 2027.

Mr. Vasquez must be employed by the Company and in good standing at the time of the applicable payout date to receive the retention bonus.

Dr. Short Retention Bonus

As previously disclosed, in lieu of a bonus plan for the first eight months of the year, the Board approved a retention bonus program for Jay M. Short, Ph.D., the Company’s Chief Executive Officer. The retention bonus for Dr. Short provided for a single cash payout contingent upon the achievement of certain financial and capital raising milestones by August 31, 2026, which was not completed. In view of the ongoing strategic process, on September 24, 2026, the Board approved reinstatement of selected portions of the retention bonus program, which provides for a cash payout contingent upon the achievement of these same milestones by December 31, 2026. Dr. Short’s target retention bonus amount is $440,892, representing 60% of Dr. Short’s annual base salary. Any bonus earned would be payable by January 30, 2027. However, unlike under the expired retention program, the reinstated retention bonus program for Dr. Short does not provide for a sliding scale payout, and Dr. Short must achieve 100% of the milestone to receive any cash payout.

Dr. Short must be employed by the Company and in good standing at the time of the payout date to receive the retention bonus.

Dr. Short and Mr. Vasquez Performance Bonuses

On September 24, 2026, the Board approved a cash performance bonus opportunity for Mr. Vasquez and Dr. Short (the “Performance Bonus”) intended to provide incentive compensation to Mr. Vasquez and Dr. Short for the remainder of the year and the first quarter of 2027. The Performance Bonus is contingent upon the achievement of certain financial and capital raising milestones by March 31, 2027. Mr. Vasquez’s target Performance Bonus is $75,000. Dr. Short’s target Performance Bonus is $220,000. Any bonus earned in connection with the Performance Bonus would be payable by April 30, 2027.

Dr. Short and Mr. Vasquez must be employed by the Company and in good standing at the time of the payout date to receive the Performance Bonus.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
10.1*	Consulting Agreement, dated as of September 25, 2026, between the Company and Dr. Eric Sievers.

* Pursuant to Item 601(a)(5) of Regulation S-K, certain exhibits have been omitted and will be furnished supplementally to the Securities and Exchange Commission upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BioAtla, Inc.

Date:	September 29, 2026	By:	/s/ Christian Vasquez
Christian Vasquez Chief Financial Officer